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As filed with the Securities and Exchange Commission on September 13, 2016

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Callidus Software Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	77-0438629 (I.R.S. Employer Identification No.)

4140 Dublin Boulevard, Suite 400
Dublin, CA 94568
(925) 251-2200
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Bob L. Corey
Executive Vice President, Chief Financial Officer
4140 Dublin Boulevard, Suite 400
Dublin, CA 94568
(925) 251-2200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Matthew P. Quilter, Esq. Horace L. Nash, Esq. Fenwick & West LLP 801 California Street Mountain View, CA 94041 (650) 988-8500	Drew Grasham, Esq. 4140 Dublin Boulevard Suite 400 Dublin, CA 94568 (925) 251-2200	Alan F. Denenberg, Esq. Davis Polk & Wardwell 1600 El Camino Real Menlo Park, CA 94025 (650) 752-2000

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)

Common Stock, $0.001 par value per share	—	—	$—	—

(1)
An indeterminate aggregate initial offering price or number of shares of Common Stock is being registered as may from time to time be issued at indeterminate prices. The Registrant is deferring payment of the registration fee in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended. Any registration fee will be paid subsequently on a pay-as-you-go basis in accordance with Rule 457(r).

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated September 13, 2016.

4,000,000 Shares

CALLIDUS SOFTWARE INC.

Common Stock

$             per share

•
Callidus Software Inc. is offering 4,000,000 shares.

•
The last reported sale price for our common stock as reported on The NASDAQ Global Market on September 12, 2016 was $19.28 per share.

•
CALD: The NASDAQ Global Market

This investment involves risk. See "Risk Factors" beginning on page 9.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)
See "Underwriting" for a description of the compensation payable to the underwriters.

Delivery of the shares of common stock will be made on or about                      , 2016

The underwriters have a 30-day option to purchase up to 600,000 additional shares of common stock from us to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved of anyone's investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Piper Jaffray	Credit Suisse
Roth Capital Partners
Craig-Hallum	B. Riley

The date of this prospectus is                      , 2016

Neither we nor the underwriters have authorized anyone to provide you with any information other than the information contained or incorporated by reference in this prospectus or any free writing prospectus provided in connection with this offering. We take no responsibility for, and can provide no assurance as to, the reliability of any other information that others may give you. Neither we nor the underwriters are making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. The information contained or incorporated by reference in this prospectus or any free writing prospectus provided in connection with this offering is accurate only as of the date thereof, regardless of the time of delivery of such document or of any sale of our shares of common stock. Our business, financial condition and results of operations may have changed since those dates. It is important for you to read and consider all the information contained in this prospectus, including the documents incorporated by reference herein or any free writing prospectus provided in connection with this offering, in making your investment decision.

For investors outside the United States:    Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside of the United States.

i

PROSPECTUS SUMMARY

This summary highlights information appearing elsewhere in this prospectus and the documents incorporated herein by reference and may not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information included elsewhere in, or incorporated by reference into, this prospectus, including our consolidated financial statements and the related notes, or any free writing prospectus provided in connection with this offering. You should carefully consider, among other things, the matters discussed in the section titled "Risk Factors," which is included elsewhere in this prospectus and in other documents that we subsequently file with the Securities and Exchange Commission ("SEC") that are incorporated by reference in this prospectus.

In this prospectus, "Callidus," "we," "us," "our," "CallidusCloud" and "Company" refer to Callidus Software Inc. and its subsidiaries unless expressly stated or otherwise required by the context. Our fiscal year ends on December 31.

Business Overview

Callidus Software Inc., doing business as CallidusCloud®, is a global leader in cloud-based sales, marketing, learning and customer experience solutions. CallidusCloud enables its customers to accelerate their Lead to Money process with a suite of solutions that can, among other things, identify leads, train personnel, implement territory and quota plans, enable sales forces to increase productivity, automate configuration pricing and quoting, manage contracts, streamline sales compensation and capture customer feedback for competitive advantage. Over 4,800 organizations, across a broad set of industries, rely on CallidusCloud to help them optimize their Lead to Money process and close more deals, faster.

Lead to Money is a process designed to help companies respond to the changing role of sales and marketing in the redefined buying cycle. In the last decade, the ubiquity of social networks, mobile devices and e-commerce has transformed the traditional sales cycle into a buyer-led digital economy. Buyers are researching and evaluating companies online and are completing a significant portion of their purchases digitally. In order to successfully compete in the evolving digital market and turn leads into money, sales, marketing, learning and customer experience teams must leverage software solutions that enhance productivity, improve collaboration and drive sales conversion.

We offer a range of purchasing and deployment options, with a focus on cloud subscriptions. Historically, we have offered perpetual licenses for our commissions products. However, in April 2016, we stopped offering perpetual licenses for our commissions products. Software-as-a-Service ("SaaS") revenue consists of subscription fees from customers accessing our cloud-based solution. Our SaaS revenue was $65.9 million, $83.7 million and $115.5 million for 2013, 2014 and 2015, respectively, representing period-over-period growth of 20%, 27%, and 38%, respectively, and $52.1 million and $70.7 million for the six months ended June 30, 2015 and 2016, respectively, representing period-over-period growth of 36%. Our SaaS customers typically purchase annual subscriptions and may agree to multi-year commitments. Over 90% of our 2015 enterprise SaaS customers remained SaaS customers as of June 30, 2016. We recognize subscription revenue ratably over the term of the underlying contract. These aspects of our business model provide us with highly predictable revenue streams and revenue visibility for a significant portion of our revenue. We also generate revenue from providing maintenance services, integration and configuration services, and training. Our total revenue was $112.3 million, $136.6 million and $173.1 million in 2013, 2014 and 2015, respectively, and $81.4 million and $98.1 million for the six months ended June 30, 2015 and 2016, respectively. We incurred net losses of $21.4 million, $11.6 million and $13.1 million in 2013, 2014 and 2015, respectively, and $8.8 million and $10.2 million for the six months ended June 30, 2015 and 2016, respectively.

Our Products and Solutions

Our solutions span the Lead to Money process and serve four key parts of our customers' business: marketing, sales, learning and customer experience.

Marketing

Our marketing solutions enable our customers to understand more about their customers, providing better quality leads and sales insights. Using our solutions, customers execute multi-channel campaigns to attract, engage and convert prospects into sales-ready leads. Our solutions also provide sales forces with an easy-to-use front-end interface that enables them to execute and track their own multi-channel campaigns on mobile devices.

Sales

Our sales solutions enable our customers to increase sales productivity and quota attainment. With our solutions, sales representatives can reduce the time spent on administrative tasks such as searching for marketing materials, building proposals, negotiating and managing sales contracts, and disputing commission payments. Automation of these tasks enables improved productivity and higher sales quota attainment. Guided selling assists sales representatives in identifying cross-sell and up-sell opportunities to boost deal sizes and deliver more value to their customers, while maintaining margins. Contract negotiations can be managed in the cloud for faster completion. The calculation of commissions can be automated to improve accuracy and helps our customers avoid commission overpayments and reduce the number of payment disputes. Gamification techniques such as points and leaderboards complement effective incentive plans to drive more granular behavior designed to improve performance. Our Thunderbridge sales analytics platform highlights behaviors that allow our customers to develop and execute successful sales strategies by capturing sales activity and customer interaction data. The data captured throughout the Lead to Money process can be used to improve sales capacity planning and territory coverage, and thus helps customers ensure they have the necessary resources to meet their quota goals.

Learning

Our learning solutions enable our customers to roll out training modules and track the development of their personnel, partners and customers, and monetize training. A multi-channel learning management platform enables the rapid creation, deployment, and measurement of rich learning programs that users can engage on multiple devices or embedded into more than 25 applications. Our solutions also enable training departments to automate key learning processes such as scheduling, registering and selling of courses. Additionally, we offer a rich content library of over 400 courses in the healthcare, compliance, customer service and sales domains.

Customer Experience

Our customer experience solution enables our customers to integrate feedback into the Lead to Money process. Our customers create surveys that can be used to refine their value propositions and marketing campaigns, as well as attract new leads. Feedback captured during the sales cycle provides critical win/loss information that can be used to boost win rates. With CallidusCloud, customer feedback can be linked to commission plans which can turn the customer experience into a competitive differentiator.

Market Opportunity

Our core product offerings address the sales and marketing automation segments of the overall customer relationship management ("CRM") software market, as well as the mobile learning market and customer experience market. According to IDC(1) (January 2015), spending on CRM applications will reach $31.7 billion in 2018 with a projected cumulative annual growth rate of 6.9%, and we believe that the sales and marketing automation segments represented more than half of the CRM market. Research specialist MarketsandMarkets(2) predicts the learning management systems market to be $7.8 billion in 2018 and the market for customer experience systems to be approximately $7.1 billion in 2018.

Competitive Advantage

Our key competitive strengths include:

Market Defining Vision.    Our goal to provide a broad suite of Lead to Money solutions to the market has fueled our growth. CallidusCloud is positioned the highest in the leader's quadrant for ability to execute in the latest report in Gartner Inc.'s Magic Quadrant for Sales Performance Management(3). We have earned recognition and a number of awards, including winning multiple awards in the 2016 American Business Awards, 2016 Best in Biz Awards, and 2016 Codie Awards.

Breadth and Depth of Platform.    Enterprises that maintain relationships with multiple vendors of point applications encounter administrative burdens, such as expensive and complex integration and the need to develop a common reporting system. Our comprehensive suite of applications solves the various challenges faced by sales, marketing, learning and customer experience teams, which otherwise would require the purchase and use of multiple and disparate point applications.

Market-Leading Size and Strong Business Momentum.    With 997 employees as of June 30, 2016, and an investment of $14.5 million in research and development for the six months ended June 30, 2016, we are committed to helping our customers achieve successful outcomes. We believe our investments have driven our performance to date, including $70.7 million in SaaS revenue for the six months ended June 30, 2016, an increase of 36% compared to the corresponding period in 2015.

Expanding Customer Base.    As of June 30, 2016, there were over 4,800 CallidusCloud customers, representing an increase of 21% from June 30, 2015, many using multiple CallidusCloud solutions across a broad set of industries. We intend to continue to increase our direct sales force and expand our external alliances and partnerships. We also intend to cross-sell additional solutions to our installed base of customers.

Innovation.    At CallidusCloud, we continuously seek to innovate and evaluate new ways to improve our Lead to Money solutions. We continue to develop innovative solutions and integrate existing technology and newly acquired solutions to create deeper relationships between our solutions that span the Lead to Money process.

(1)
See "Industry Data Reports."
(2)
See "Industry Data Reports."
(3)
See "Industry Data Reports."

Our Strategy

Our objective is to be the leading provider of cloud-based Lead to Money solutions, helping companies of all sizes to sell more, faster. Key elements of our strategy include:

    •
    Invest in sales and marketing to expand our customer base.    We believe that the market for our solutions remains underpenetrated and a significant opportunity exists to expand our customer base. In recent quarters, demand for our solutions has increased, as demonstrated by the 36% growth rate in SaaS revenue from the six months ended June 30, 2016, compared to the corresponding period in 2015 and a 38% growth of our SaaS revenue in 2015 over 2014. In order to leverage accelerating demand and expand our customer base, we intend to increase our investment in sales and marketing to take advantage of the large market opportunity.

    •
    Cross-sell additional solutions and further penetrate current customers.    Our customer relationships provide us with a meaningful opportunity to cross-sell additional solutions to our customers and achieve greater penetration within our customers. We intend to continue to create innovative solutions to maximize our relationship with each of our customers.

    •
    Provide innovative solutions to our customers.    During the past three years, we have introduced new solutions to the market, such as Contract Lifecycle Management and our Thunderbridge analytics platform. We have also launched two new industry-specific solutions for managing insurance producers and agents, as well as dealer and channel management solutions for the telecommunications industry. We intend to continue to work closely with our key customers to understand their needs and deliver innovative solutions that meet those needs.

    •
    Expand internationally.    To date, we have generated a majority of our revenue from customers in North America. However, our products have broad geographic applicability and we intend to expand our sales effort outside of North America. In April 2016, we established a data center in Frankfurt, Germany to support customer needs in the European markets.

We believe the factors that will influence our ability to achieve our goals include, among other things, our ability to: sell to new customers across geographies and industries; maintain high customer retention rates; maintain and extend the market penetration of our Lead to Money solutions; develop new solutions and enhance existing solutions; manage costs and improve gross margins; leverage existing strategic relationships and add new ones to extend the sales channels for our software; and avoid service interruptions, software errors and breaches of security.

Corporate Information

Our principal executive offices are located at 4140 Dublin Boulevard, Suite 400, Dublin, California 94568, and our telephone number is (925) 251-2200. Our website is www.calliduscloud.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus. We were incorporated in Delaware in 1996.

THE OFFERING

Common stock offered in this offering	4,000,000 shares
Common stock to be outstanding after this offering	61,083,569 shares
Underwriters' option to purchase additional shares of common stock in this offering	600,000 shares
Use of proceeds	We intend to use the net proceeds from this offering for working capital and other general corporate purposes. However, we do not currently have any specific planned uses of the net proceeds.

We estimate that the net proceeds from the sale of the common stock in this offering will be approximately $72,142,800, or $83,016,720 if the underwriters exercise in full their option to purchase additional shares, assuming a public offering price of $19.28 per share (the last reported sale price of our common stock on The NASDAQ Global Market on September 12, 2016) and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. See "Use of Proceeds" for additional information.

Risk factors

See "Risk Factors" starting on page 9 and the other information included or incorporated into this prospectus for a discussion of factors that you should consider carefully before deciding whether to purchase shares of our common stock.

The NASDAQ Global Market symbol	"CALD"

The number of shares of common stock to be outstanding after this offering is based on 57,083,569 shares of our common stock outstanding as of June 30, 2016, and excludes:

    •
    396,342 shares of our common stock issuable upon exercise of options outstanding as of June 30, 2016, having a weighted-average exercise price of $6.64 per share;

    •
    3,796,481 shares of our common stock subject to restricted stock units ("RSUs") outstanding as of June 30, 2016;

    •
    101,435 shares of our common stock subject to RSUs granted between July 1, 2016 and September 12, 2016;

    •
    6,563,465 shares of our common stock reserved for issuance under our Employee Stock Purchase Plan as of June 30, 2016; and

    •
    2,773,437 shares of our common stock reserved for issuance under our 2013 Stock Incentive Plan as of June 30, 2016.

Unless otherwise noted, all information in this prospectus assumes no exercise of the underwriters' option to purchase additional shares of common stock.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables set forth our consolidated statements of operations data for the years ended December 31, 2013, 2014 and 2015 and the six months ended June 30, 2015 and 2016, as well as our consolidated balance sheet data as of June 30, 2016. The summary consolidated financial data for the years ended December 31, 2013, 2014 and 2015 was derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated into this prospectus by reference. The summary consolidated financial data for the six months ended June 30, 2015 and 2016 was derived from our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, which is incorporated into this prospectus by reference. The historical results presented below are not necessarily indicative of financial results to be achieved in future periods. You should read this information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, each of which is incorporated into this prospectus by reference.

	Six Months Ended June 30,		Year Ended December 31,
	2016	2015	2013	2014	2015
	(In thousands, except per share amounts)
Consolidated Statements of Operations Data:
Revenue:
Recurring	$76,896	$59,606	$81,734	$99,807	$129,911
Services and license	21,233	21,753	30,603	36,811	43,176

Total revenue	98,129	81,359	112,337	136,618	173,087
Cost of revenue:
Recurring	20,099	16,199	28,741	31,282	34,306
Services and license	16,593	15,723	19,048	24,756	32,145

Total cost of revenue	36,692	31,922	47,789	56,038	66,451

Gross profit	61,437	49,437	64,548	80,580	106,636
Operating expenses:
Sales and marketing	38,585	28,522	34,916	47,040	58,785
Research and development	14,490	12,040	17,143	20,307	26,088
General and administrative	17,551	16,530	22,951	26,255	33,290
Income from settlement and patent licensing	—	—	(500)	(500)	(500)
Restructuring and other	402	234	1,699	1,025	628

Total operating expenses	71,028	57,326	76,209	94,127	118,291

Operating loss	(9,591)	(7,889)	(11,661)	(13,547)	(11,655)
Interest income and other income (expense), net	(52)	(376)	264	3,504	(522)
Interest expense	(82)	(123)	(3,183)	(506)	(180)
Debt conversion expense	—	—	(4,776)	—	—

Loss before provision for income taxes	(9,725)	(8,388)	(19,356)	(10,549)	(12,357)
Provision for income taxes	497	379	2,055	1,012	791

Net loss	$(10,222)	$(8,767)	$(21,411)	$(11,561)	$(13,148)

Net loss per share:
Basic and diluted	$(0.18)	$(0.16)	$(0.55)	$(0.24)	$(0.24)

Weighted average shares:
Basic and diluted	56,894	53,166	38,858	47,547	54,719

	As of June 30, 2016
	Actual	As Adjusted(1)
	(In thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$94,009	166,152
Total assets	258,366	330,509
Working capital	36,660	108,803
Total liabilities	127,058	127,058
Total stockholders' equity	131,308	203,451

(1)
The as adjusted balance sheet data gives effect to our receipt of net proceeds from the sale by us in this offering of 4,000,000 shares of common stock at an assumed public offering price of $19.28 per share (the last reported sale price of our common stock on The NASDAQ Global Market on September 12, 2016), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS

Factors That Could Affect Future Results

An investment in our common stock involves a high degree of risk. You should carefully consider the risks below, as well as other information included or incorporated by reference in this prospectus before making an investment decision. We operate in a dynamic and rapidly changing environment that involves many risks and uncertainties that could cause actual results to differ materially from results contemplated by forward-looking statements in this prospectus. Because of the factors discussed below, other information included or incorporated by reference in this prospectus and other factors affecting our operating results, past performance should not be considered a reliable indicator of future performance. The risks discussed in this prospectus are not the only risks we face. Risks and uncertainties of which we are not currently aware, or which we currently deem to be immaterial, may also adversely affect our business, financial condition or operating results. As a result, the price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to Our Business

We have a history of losses, and we intend to continue to invest in our business, so we cannot assure you that we will achieve profitability.

We incurred net losses of $10.2 million during the six months ended June 30, 2016, $13.1 million in 2015, $11.6 million in 2014, and $21.4 million in 2013. We had an accumulated deficit of $294.1 million as of June 30, 2016. We intend to continue to invest in our business, including with respect to our employee base; sales and marketing efforts; development of new products, services, and features; and improvement of our existing products, services, and features. Therefore, to achieve profitability, we must increase our revenue, particularly our recurring revenue by entering into more and larger sales transactions while limiting customer churn, and manage our cost structure in line with our revenue. If we fail to do so, our future results and financial condition will be adversely affected and we may be unable to continue operating.

We continue to monitor and manage our costs in an effort to optimize our performance for the long term. However, there is no assurance that we will be successful and unforeseen expenses, difficulties or delays may prevent us from realizing our goals. From time to time, we incur restructuring expenses or expenses related to other cost reduction efforts, but we can offer no assurance that these or other actions will enable us to achieve or sustain profitability in the future. In addition, we cannot be certain that steps we have taken to control our costs will not adversely affect our prospects for long-term revenue growth. If we cannot increase our revenue, improve gross margins and control costs, our future results and financial condition will be negatively affected.

Our revenue and operating results have fluctuated in the past and are likely to fluctuate in the future, and because we recognize revenue from subscriptions over a period of time, downturns in revenue may not be immediately reflected in our operating results.

Because we recognize recurring revenue and maintenance revenue ratably over the terms of the related subscription agreements and maintenance support agreements, most of our revenue each quarter results from recognition of deferred revenue related to agreements entered into during previous quarters. Consequently, declines in new or renewed subscription agreements and maintenance agreements, or termination of existing subscription agreements and maintenance agreements that occur in one quarter will largely be felt in both the existing quarter and in future quarters, both because we may be unable to generate sufficient new revenue to offset the decline and because we may be unable to adjust our operating costs and capital expenditures to align with the changes in revenue. Our subscription model makes it more difficult for us to increase our revenue rapidly in any period, because revenue from new customers must be recognized over the applicable subscription term. Furthermore, although our business model is primarily focused on recurring revenue and we do not intend to sell on-premise licenses, we anticipate continuing to recognize license revenue primarily only from upgrades reflecting additional usage over the contracted amount. License revenue is difficult to forecast and is likely to fluctuate due to many factors that are beyond our control including transition of license customers to recurring revenue models. Accordingly, we believe that period-to-period comparisons of our results of operations should not be relied upon as definitive indicators of future performance. Other factors that may cause our revenue and operating results to fluctuate include:

    •
    timing of customer budget cycles;

    •
    the priority our customers place on our products compared to other business investments;

    •
    size, timing and contract terms of new customer contracts, and unpredictable and often lengthy sales cycles;

    •
    reduced renewals;

    •
    competitive factors, including new product introductions, upgrades and discounted pricing or special payment terms offered by our competitors, as well as strategic actions by us or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;

    •
    technical difficulties, errors or service interruptions in our solutions that may cause customer dissatisfaction with solutions;

    •
    consolidation among our customers, which may alter their buying patterns, or business failures that may reduce demand for our solutions;

    •
    operating expenses associated with expansion of our sales force or business, and our product development efforts;

    •
    cost, timing and management efforts related to the introduction of new features to our solutions;

    •
    our ability to obtain, maintain and protect our intellectual property rights and adequately safeguard the information imported into our solutions or otherwise provided to us by our customers;

    •
    changes in the regulatory environment, including with respect to security, or privacy laws and regulations, or their enforcement; and

    •
    extraordinary expenses such as impairment charges, litigation or other payments related to settlement of disputes.

Any of these developments may adversely affect our revenue, operating results and financial condition. Furthermore, we maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. In such cases, we may be required to defer revenue recognition on sales to affected customers. In the future, we may have to record additional reserves or write-offs, or defer revenue on sales transactions, which could negatively impact our financial results.

If we are unable to maintain the profitability of our recurring revenue solutions, our operating results could be adversely affected.

We have invested, and expect to continue to invest, substantial resources to expand, market and refine our solutions. If we are unable to grow the volume of our recurring revenue, or to improve our gross margins, we may not be able to achieve profitability and our operating results and financial condition could be adversely affected. Factors that could harm our ability to improve our gross margins include:

    •
    customer attrition as customers decide not to renew for any reason;

    •
    our inability to maintain or increase the prices customers pay for our solutions, due to competitive pricing pressures or limited demand;

    •
    our inability to reduce operating costs through technology-based efficiencies and streamlined processes;

    •
    increased direct and indirect cost of third-party services, including hosting facilities and professional services contractors performing implementation and support services;

    •
    higher personnel and personnel-related costs;

    •
    increased costs to integrate products or personnel that we acquire, including time and expense associated with new sales personnel reaching full productivity; and

    •
    increased costs to license and maintain and replace third-party software embedded in our solutions or to create alternatives to such third-party software.

Our business and operations have experienced rapid growth in recent periods, and if we do not effectively manage any future growth or are unable to improve our systems and processes, our operating results will be adversely affected.

We have experienced rapid growth and increased demand for our products over the last few years. Our employee headcount and number of customers have increased significantly, and we expect to continue to grow our headcount significantly in future periods. For example, from the end of fiscal 2015 through June 30, 2016, our employee headcount increased from 901 to 997 employees, and our number of customers increased from approximately 4,600 to over 4,800. We anticipate that we will continue to significantly expand our operations and headcount in the near term, and that our customer base will continue to expand. The growth and expansion of our business and our product and service offerings place a significant strain on our management, operations, sales and marketing, and financial resources. To manage any future growth effectively, we must continue to improve and expand our information technology and financial infrastructure, our operating and administrative systems, our sales and marketing teams and our ability to manage headcount, capital and business processes in an efficient manner.

We may not be able to implement improvements to our systems and processes in an efficient or timely manner, and we may discover deficiencies in our existing systems and processes. We may experience difficulties in managing improvements to our systems and processes, which could disrupt existing customer relationships, cause us to lose customers, limit sales of our products, or increase our technical support costs. Our failure to improve our systems and processes, or the failure of those systems and processes to operate in the intended manner, may result in our inability to manage the growth of our business and accurately forecast our revenue and expenses. Our productivity and the quality of our solutions may be adversely affected if we do not integrate and train new employees quickly and effectively. Any future growth would add complexity to our organization and require effective coordination throughout our organization. Failure to manage any future growth effectively could result in increased costs, negatively impact our customers' satisfaction with our solutions and harm our operating results.

Decreases in retention rates for customer SaaS subscriptions or on-premise maintenance arrangements could materially impact our future revenue or operating results.

Our customers have no obligation to renew their SaaS subscriptions or maintenance support arrangements after the expiration of the subscription or maintenance period, which is typically 12 to 24 months. Customers may elect not to renew, or may renew for fewer seat licenses or shorter contract terms for a number of reasons, including a change in corporate priorities or personnel. In addition, we offer a pay-as-you-go model, whereby customers can pay for our SaaS services on a monthly basis without a long-term commitment, which may unexpectedly increase the rate of customer non-renewals and thus negatively and unpredictably affect our recurring revenue. If our customer renewal rates decline, which may occur as a result of many factors, including reduced budgets, insourcing decisions or dissatisfaction with our service, our revenue will be adversely affected and our business will suffer.

We have discontinued selling and supporting on-premise software for our commissions product. Revenue from on-premise sales of our commissions product included license fees and on-going maintenance fees paid for support and upgrades during the life of the product. We will no longer realize license fee revenue for this product as we have stopped selling this offering. We plan to support most of our existing maintenance fee contracts and will do so through June 2017. We are experiencing a decline in maintenance fee revenue primarily due to conversion of existing customers to our cloud-based commissions solution. We anticipate maintenance fee revenue to continue to decline through June 2017 when we anticipate that we will stop supporting any remaining on-premise customers. If we are unsuccessful in converting the existing on-premise customers to our SaaS platform we could experience a material adverse impact to our revenue.

Most of our revenue is derived from our Lead to Money solutions, and a decline in sales of those solutions could adversely affect our operating results and financial condition.

We derive a majority of our revenue from our Lead to Money solutions. If demand for those solutions declines significantly and we are unable to replace the revenue with revenue from our other offerings, our business and operating results will be adversely affected. We cannot assure you that our current levels of market penetration and revenue from these solutions will continue. If conditions in the market for these solutions change as a result of increased competition or new product offerings by our competitors or consolidation among our competitors, or if we are unable to timely introduce successful new solutions to keep pace with technological advancements, our revenue may decline and our financial results and financial condition would be harmed.

The vote by the United Kingdom to leave the European Union could adversely affect us.

The vote in the United Kingdom authorizing its exit from the European Union (referred to as "Brexit") could over time create uncertainty and disrupt our business. For example, our relationships with customers or prospective customers, data centers and other vendors, and employees could change in unpredictable ways and have an adverse effect on our business, financial results and operations, and could also have an adverse impact on our bookings. The Brexit vote is non-binding and it appears that negotiations about the specific terms of the United Kingdom's future relationship with the European Union are unpredictable. For example, important issues such as trade and tariff, immigration, intellectual property and commercial regulation may be modified during a transition period or permanently. The measures could potentially disrupt the markets we serve and the tax jurisdictions in which we operate and adversely change tax benefits or liabilities in these or other jurisdictions, and may cause us to lose customers or prospective customers, vendors, and employees. In addition, Brexit could lead to legal uncertainty and divergent national laws and regulations where previously European Union laws and regulations prevailed. Any of these effects of Brexit, and others we cannot anticipate, could adversely affect our business, business opportunities, results of operations, financial condition and cash flows.

If we do not compete effectively, our revenue may not grow and could decline.

We experience intense competition from other software companies, as well as from customers' internal development teams. We believe one of our key challenges is to demonstrate the benefits of our solutions to prospective customers so that they will prioritize purchases of our solutions over other options. Our financial performance depends in large part on continued growth in the number of organizations adopting our sales effectiveness solutions to manage the performance of their sales organizations, yet the market for sales effectiveness solutions may not develop as we expect, or at all.

We compete principally with vendors of sales effectiveness software, incentive compensation management software, enterprise resource planning software and customer relationship management software. Our competitors may be more successful than we are in capturing the market by, for example, announcing new products, services or enhancements that better meet the needs of prospective customers or our current customers or changing industry standards. In addition, if one or more of our competitors were to merge or partner with another of our competitors, the change in the competitive landscape could adversely affect our ability to compete effectively. Increased competition may cause price reductions, reduced gross margins and loss of market share, any of which could have a material adverse effect on our business, results of operations and financial condition.

Many of our competitors, particularly our enterprise resource planning competitors, have longer operating histories with significantly greater financial, technical, marketing, service and other resources. Many also have a larger installed base of users, larger marketing budgets, broader relationships, established distribution agreements, and greater name recognition. Some of our competitors' products may also be more effective at performing particular sales effectiveness or incentive compensation management system functions or may be more customized for particular customer needs in any given market. Even if our competitors provide products with less sales performance management or incentive compensation management system functionality than our solutions, their products may incorporate other capabilities, such as recording and accounting for transactions, customer orders or inventory management. A product that performs these functions, along with the functions of our solutions, may appeal to some customers by reducing the number of software applications they use in their business. Our competitors, especially larger competitors, may also bundle incentive compensation management or other functionalities with their other offerings, rendering our software less competitive from a pricing perspective.

Our products generally must be integrated with software provided by existing or potential competitors. These competitors could alter their software products in ways that inhibit integration with ours, or they could deny or delay our access to advance software releases, which would restrict our ability to adapt our products for integration with their new releases and could result in the loss of both sales opportunities and renewals of on-demand services and maintenance.

Some potential customers have already made substantial investments in third-party or internally-developed solutions designed to model, administer, analyze and report on sales effectiveness programs. These companies may be reluctant to abandon such investments in favor of our solutions. In addition, information technology departments of some potential customers may resist purchasing our solutions for a variety of reasons, including concerns that hosted solutions are not sufficiently customizable for their needs or that they pose data security concerns for their enterprises.

If we change prices, alter our payment terms or modify our products or services in order to compete, our margins and operating results may be adversely affected.

The intensely competitive market in which we do business may require us to change our prices or modify our pricing strategies for our solutions in ways that adversely affect our operating results. If our competitors offer discounts on competitive products or services, we may need to lower prices or offer other terms more favorable to existing and prospective customers in order to compete successfully. If we raise prices based upon our own evaluation of the value of our products, those increases might not be well received by customers, which may hurt our sales. Some of our competitors may bundle their products with other solutions for promotional purposes or as a pricing strategy, or provide guarantees of prices and product implementations. These practices could, over time, limit the prices that we can charge for our solutions or cause us to modify our existing market strategies accordingly. If we cannot offset price reductions and other terms that are more favorable to our customers with a corresponding increase in sales or decrease in spending, then the reduced revenue resulting from lower prices would adversely affect our gross margins and operating results.

If we experience service interruptions in our offerings to customers, our business and financial results could be harmed.

Our business is primarily conducted over the Internet, so we depend on our ability to protect our computer equipment and stored data against damage from natural disasters, human error, power loss, telecommunications failures, cyber-attacks or other unauthorized intrusion and other events. Moreover, our headquarters are located in the San Francisco Bay Area, a region known for seismic activity. Although we have redundant facilities to support our operations, our systems, procedures and controls might not be adequate for all eventualities, which could prolong the adverse impact.

There can be no assurance that our disaster preparedness will prevent significant interruption of our operations, which could be lengthy, or reduce the speed or functionality of our services. Service interruptions, no matter how prolonged or frequent, may result in material liability claims from customers for breach of service-level commitments, customer terminations and damage to our reputation and business prospects.

In addition, third-party service providers for hosting facilities or other critical infrastructure could be interrupted in the event of a natural disaster, facility closings or other unanticipated problems. Third-party telecommunications providers of Internet and other telecommunication services may fail to perform adequately, or their systems may fail to operate properly or be disabled, causing business interruption, system damage or significant expense for us to replace, and could harm our revenue, increase costs, cause regulatory intervention or damage to our reputation.

Software errors could be costly and time-consuming for us to correct, and could harm our reputation and impair our ability to sell our solutions.

Our solutions are based on complex software that may contain errors, or "bugs," that could be costly to correct, harm our reputation and impair our ability to sell our solutions to new customers. Moreover, customers relying on our solutions to implement their incentive compensation arrangements may be more sensitive to such errors, and the attendant potential security vulnerabilities and business interruptions for these applications. If we incur substantial costs to correct any errors of this nature, our operating margins could be adversely affected. Because our customers depend on our solutions for critical business functions, any service interruptions could result in lost or delayed market acceptance and lost sales, higher service-level credits and warranty costs, diversion of development resources and product liability suits.

Security breaches or loss of customer data could create the perception that our solutions are not secure, causing customers to discontinue or reject the use of our solutions and potentially subjecting us to significant liability. Implementing, monitoring and maintaining adequate security safeguards may be costly.

Our solutions allow our customers to access and transmit confidential data, including personally identifiable information of their employees, agents and customers over the Internet, and we store our customers' data on servers. We may also have access to confidential data in connection with the activities of our professional services organization, including implementation, maintenance and support activities for our customers.

Moreover, many of our customers are subject to heightened security obligations regarding the personally identifiable information of their downstream customers. In the United States, these heightened obligations particularly affect the financial services, healthcare and insurance sectors, which are subject to controls over personal information under various state and federal laws and regulations. Other directives, such as the European Union Directive on Data Protection and accompanying laws and regulations of the Member States of the European Union implementing the directive, create international obligations on the protection of personal data that typically exceed security requirements mandated in the United States. Implementation of security measures to satisfy customer and regulatory requirements may be substantial and costly.

Our security measures to protect customer information may be inadequate or breached by third-party action, including intentional misconduct or malfeasance, system error, employee error or otherwise, resulting in unauthorized access to or disclosure of our customers' data, including intellectual property and other confidential business information. Because the techniques used to obtain unauthorized access, or to sabotage systems, change frequently and are often not recognized until launched against a target, we may be unable to anticipate them or to implement adequate preventative measures. Because we do not control our customers or third-party technology providers that our customers may authorize to access their data, we cannot ensure the integrity or security of their activities. In addition, malicious third parties may conduct attacks designed to temporarily deny customers access to our services.

If we do not adequately safeguard the information that customers import into our solutions or otherwise provide to us, or if third parties penetrate our solutions and misappropriate customers' confidential information, our reputation may be damaged, resulting in a loss of confidence in our solutions, negatively impacting our brand and future sales, and we may be sued and incur substantial damages. Even if it is determined that our security measures were adequate, the damage to our reputation may cause customers and potential customers to reconsider the use of our solutions, which may have a material adverse effect on our results of operations.

Our business depends in part on a strong and trusted brand, and any failure to maintain, protect, and enhance our brand could harm our business.

We have developed a strong and trusted brand that is associated with our solutions and services and that brand has contributed to the success of our business. Our brand is based on customer trust in our solutions and the implementations of our solutions in their businesses, across a broad range of industries. To continue to expand our customer base, it is important that we maintain, protect and enhance our brand. Our ability to achieve that goal depends largely on our ability to maintain our customers' trust and continue to provide high-quality and secure solutions. Negative publicity could harm our reputation and customer confidence in and use of our solutions, whether that negative publicity relates to our industry or our company, the quality and reliability of our solutions, our risk management processes, our privacy and security practices, or other issues experienced by our customers. Accordingly, harm to our brand can stem from many sources, such as if we fail to satisfy expectations of service and quality, inadequately protect sensitive information or experience compliance failures. If we do not successfully maintain a strong and trusted brand, our business and financial results may be harmed.

Legal and regulatory changes related to data protection and privacy could create unexpected costs, require changes to our business, impact the use and adoption of our solutions or require us to agree to onerous terms and conditions, which could have an adverse effect on our future revenue, operating results or customer retention.

Legal and regulatory frameworks for data protection and privacy issues are evolving worldwide, and various government and consumer agencies and public advocacy groups have called for new regulation and changes in industry practices. We expect federal, state and foreign governments to expand data protection and privacy regulation and we expect more public scrutiny, enforcement and sanctions in this area. In addition, foreign court judgments and regulatory actions may affect our ability to transfer, process and receive data transnationally, including data that is critical to our operations or core to the functionality of our solutions. New laws, regulations, judgments or actions may relate to the solicitation, collection, processing, use and disclosure of personal information, including cross-border transfers of personal information, in a way that could affect demand for our solutions or cause us to change our platform or business model and increase our costs of doing business.

Our customers can use our solutions to store compensation and other personal identifying information about their sales personnel that is or may be considered personal data in some jurisdictions and, therefore, may be subject to this evolving legislation, regulation or heightened public scrutiny. In addition to the potential adoption of new laws and regulations in the United States and internationally, evolving definitions and norms regarding personal data may require us to adapt our business practices, or limit or inhibit our ability to operate or expand our business.

In order to comply with new United States or international laws, regulations or judgments, including adopting new and potentially onerous customer contractual clauses, we may incur substantial costs or change our business practices in a manner that could reduce our revenue or compromise our ability to effectively pursue our growth strategy. Furthermore, to comply with any new non-U.S. laws, regulations or judgments, we may have to create expensive duplicative information technology infrastructure and business operations, which could hinder our expansion plans or render them commercially infeasible, increase our costs of doing business and harm our financial results.

In addition, customers may experience higher compliance costs as a result of laws, regulations and judgments, which may limit the use and adoption of our solutions and reduce overall demand, or lead to significant fines, penalties or liabilities for any noncompliance. As a result, some industries may not adopt our solutions based on perceived privacy concerns, regardless of the validity of such concerns.

While we take measures to protect the security of information that we collect, use and disclose in the operation of our business, and we offer privacy protections for this information, these measures may not always be effective. Furthermore, although we strive to comply with applicable laws and regulations relating to privacy and data collection, use and disclosure, these laws and regulations are continually evolving, not always clear and not always consistent across the jurisdictions in which we do business. Any proceedings brought against us relating to compliance with these laws and regulations could hurt our reputation, force us to spend significant amounts in defense of these proceedings, distract our management, increase our costs of doing business, adversely affect the demand for our solutions and ultimately result in the imposition of monetary liability or restrictions on our ability to conduct our business. There is no assurance that contractual indemnity or insurance would be available to offset any portion of these costs.

In addition, if we are perceived as not operating in accordance with industry best privacy practices, we may be subject to negative publicity, government investigation, litigation or investigation by accountability groups. Any action against us could be costly and time consuming, require us to change our business practices, expose us to substantial monetary liability and result in damage to our reputation and business.

Acquisitions of, and investments in, other businesses present many risks. We may not realize the anticipated financial and strategic benefits of these transactions, and we may not be able to manage our operations with the acquired businesses efficiently or profitably.

As part of our business strategy, we evaluate opportunities to expand and enhance our product and service offerings to meet customer needs, increase our market opportunities and grow revenue through internal development efforts and external acquisitions and partnerships. We have completed a number of acquisitions in recent years, including the acquisition of certain assets of Badgeville, Inc. and ViewCentral, LLC in 2016, the acquisition of BridgeFront LLC in 2015 and the acquisitions of LeadRocket, Inc. and Clicktools Ltd. in 2014. We may continue to acquire or make investments in other companies, products, services and technologies in the future. Acquisitions and investments may cause disruptions in, or add complexity to, our operations and involve a number of risks, including the following:

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    anticipated benefits, such as increased revenue, may not materialize if, for example, a larger than expected number of customers choose not to renew their contracts or if we are unable to cross-sell the acquired company's solutions to our existing customer base;

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    we may have difficulty integrating and managing the acquired technologies or products with our existing product lines, and maintaining uniform standards, controls, procedures and policies across locations;

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    we may experience challenges in, and have difficulty penetrating, new markets where we have little or no prior experience and where competitors have stronger market positions;

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    integrating the financial systems and personnel of the acquired business and retaining key employees may be difficult, and, to the extent we issue shares of stock or other rights to purchase stock to such individuals, existing stockholders may be diluted;

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    our ongoing business and management's attention may be disrupted or diverted by transition or integration issues and the complexity of overseeing geographically and culturally diverse locations;

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    we may find that the acquired businesses or assets do not further our business strategy, or that we overpaid for the businesses or assets, or that we do not realize the expected operating efficiencies or product integration benefits;

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    our use of cash consideration for one or more significant acquisitions may require us to use a substantial portion of our available cash or incur substantial debt, and if we incur substantial debt, it could result in material limitations on the conduct of our business;

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    we may fail to uncover or realize the significance of, or otherwise become exposed to, liabilities and other issues assumed from an acquired business, such as claims from terminated employees or third-parties and unfavorable revenue recognition or other accounting practices; and

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    we may experience customer confusion as a result of product overlap, particularly when we offer, price and support various product lines differently.

These factors could have a material adverse effect on our business, results of operations and financial condition or cash flows. Furthermore, during periods of operational expansion, we often need to increase the size of our staff, our related operations and third party partnerships, and potentially amplify our financial and accounting controls to ensure they remain effective. Such changes may increase our expenses, and there is no assurance that our infrastructure will be sufficiently scalable to efficiently manage any growth that we may experience. If we are unable to leverage our operating cost investments as a percentage of revenue, our ability to generate or increase profits will be adversely impacted. In addition, from time to time, we may enter into negotiations for acquisitions and other investments that are not ultimately consummated, which could result in significant expense and diversion of management attention.

Some of our products rely on third-party software licenses to operate, and the loss of or inability to maintain these licenses, or errors, discontinuations or updates to that software, could result in higher costs, delayed sales, customer claims or termination of existing agreements.

We license technology and content from several software providers for our reporting, analytics, training, and integration applications, and we anticipate continuing to license technologies and content from these or other providers in connection with our current and future products. We also rely on generally available third-party software to run our applications. Any of these software applications may not continue to be available on commercially reasonable terms, if at all, or new versions may be released that are incompatible with our offerings. Some of the products could be difficult to replace, and developing or integrating new software with our products could require months or years of design and engineering work. Modification or loss of access to any of these technologies could result in delays in providing our products until equivalent technology or content is developed or, if available, is identified, licensed and integrated. Acquisitions of third-party technologies or content by other companies, including our competitors, may have a material adverse impact on us if the acquirer seeks to cancel or change the terms of our license.

In addition, we depend upon the successful operation of third-party products in conjunction with our products or services. As a result, undetected errors in those third-party products could prevent the implementation, or impair the functionality of, our products, delay new product introductions, limit the availability of our products via our on-demand service and injure our reputation. Our use of additional or alternative third-party products could result in new or higher royalty payments by us if we are required to enter into license agreements for such products.

Our success depends upon our ability to develop new solutions and enhance our existing solutions rapidly and cost-effectively. Failure to introduce new or enhanced solutions that meet customer needs may adversely affect our operating results.

The markets for sales effectiveness solutions and cloud computing are generally characterized by:

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    rapid technological advances,

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    changing customer needs, and

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    frequent new product introductions and enhancements.

To keep pace with technological developments, satisfy increasingly sophisticated customer requirements, achieve market acceptance and effectively respond to competition, we must quickly identify emerging trends and requirements, accurately define and design enhancements and improvements for existing solutions, and introduce new solutions that satisfy our customers' changing demands. Accelerated introductions for new solutions require high levels of expenditures for research and development that could adversely affect our operating results. Further, any new solutions we develop may not be introduced in a timely manner or be available in a distribution model favored by our target markets and, therefore, may not achieve the broad market acceptance necessary to generate significant revenue. If we are unable to quickly and successfully develop or acquire and distribute new products and services cost-effectively, or enhance existing solutions, or if we fail to position and price our solutions to meet market demand, our business and operating results will be adversely affected.

Our offshore product development, support and professional services may prove difficult to manage and may not allow us to realize our growth and cost reduction goals, or produce effective new solutions.

We use offshore resources to perform new product and services development and provide support and professional consulting efforts, which requires detailed technical and logistical coordination. We must ensure that our international resources and personnel are aware of and understand development specifications and customer support, as well as implementation and configuration requirements, and that they can meet applicable timelines. If we are unable to maintain acceptable standards of quality in support, product development and professional services through our international third-party service providers, our attempts to reduce costs and drive growth through new products and margin improvements in technical support and professional services may be negatively impacted, which would adversely affect our results of operations. Outsourcing services to offshore providers may expose us to misappropriation of our intellectual property or that of our customers, or make it more difficult to defend intellectual property rights in our technology.

The loss of key personnel, higher than normal employee attrition in key departments or the inability of replacement personnel to quickly and successfully perform in their new roles could adversely affect our business.

Our success depends to a significant extent on the abilities and effectiveness of our personnel, and, in particular, our chief executive officer and other executive officers. All of our existing personnel, including our executive officers, are employed on an "at-will" basis. If we lose or terminate the services of one or more of our current executives or key employees or if one or more of our current or former executives or key employees joins a competitor or otherwise competes with us, or if we do not have an effective succession or development plan in place for such individuals, our ability to successfully implement our business plan could be impaired. Likewise, if a number of employees from specific departments were to depart, our business may be adversely affected. If we are unable to quickly identify, hire, develop and retain qualified replacements for our executives, other key positions or employees within specific departments, our ability to execute our business plan and continue to maintain and grow our business could be harmed. Competition for highly skilled personnel is intense in the San Francisco Bay Area where our headquarters are located, so we may need to invest heavily to attract and retain new personnel, and we may never realize returns on those investments. Even if we can quickly hire qualified replacements, we would expect to experience operational disruptions and inefficiencies during any transition.

If we are unable to hire and retain qualified employees and contractors, including sales, professional services and engineering personnel, our growth may be impaired.

To scale our business successfully, increase productivity, maintain a high level of quality and meet customers' needs, we need to recruit, retain and motivate highly skilled employees and contractors in all areas of our business, including sales, professional services and engineering. In particular, if we are unable to hire and retain talented personnel with the skills, and in the locations, we require, we might need to redeploy existing personnel or increase our reliance on contractors. Furthermore, we have increased and intend to continue to increase our sales force and, if we are not successful in attracting and retaining qualified personnel, or if new sales personnel are unable to achieve desired productivity levels within a reasonable time period, we may not be able to increase our revenue and realize the anticipated benefits of these investments.

As our customer base increases and as we continue to evaluate and modify our organizational structure to increase efficiency, we are likely to experience staffing constraints in connection with the deployment of trained and experienced professional services and support resources capable of implementing, configuring, maintaining and supporting our products and related services. Moreover, as a company focused on the development of complex products and the provision of online services, we are often in need of additional software developers and engineers. We have relied on our ability to grant equity compensation as one mechanism for recruiting, retaining and motivating such highly skilled personnel. Our ability to provide equity compensation depends, in part, upon receiving stockholder approval for an increase in shares authorized for issuance pursuant to our equity compensation plan. If we are not able to secure such approval from our stockholders, our ability to recruit, retain and motivate our personnel may be adversely impacted, which would negatively impact our operating results.

If we are unable to maintain effective internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the trading price of our common stock may be negatively affected.

We are required to maintain internal control over financial reporting and to report any material weaknesses in such internal controls. Effective planning and management processes are necessary to meet these requirements. We expect that we will need to continue to improve existing, and implement new, operational and financial systems, procedures and controls to manage our business effectively in the future. We are also required to furnish a report by management on the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the trading price of our common stock could be negatively affected, and we could become subject to investigations by The Nasdaq Stock Market LLC, the Securities and Exchange Commission or other regulatory authorities, which could be costly for us.

If we fail to adequately protect our proprietary rights and intellectual property, we may lose valuable assets, experience reduced revenue and incur costly litigation.

Our success and ability to compete depends on our internally-developed technology and expertise, including the proprietary technology embedded in our solutions, as well as our ability to obtain and protect intellectual property rights. We rely on a combination of patents, trademarks, copyrights, service marks, trade secrets, contractual provisions and other similar measures to establish and protect our proprietary rights. We cannot protect our intellectual property if we are unable to enforce our rights or if we do not detect its unauthorized use. Despite our precautions, unauthorized third parties may be able to copy or reverse engineer our solutions and use information that we regard as proprietary to create products and services that compete with ours. Provisions in our agreements prohibiting unauthorized use, copying, transfer and disclosure of our licensed programs and services may be unenforceable under the laws of some jurisdictions. Further, the laws of some countries do not protect proprietary rights to the same extent as the laws of the United States, and the outcome of any actions taken in any foreign jurisdiction to enforce our rights may be different than if such actions were determined under the laws of the United States. To the extent that we engage in international activities, our exposure to unauthorized copying and use of our products, services and proprietary information increases.

We enter into various restrictive agreements with our employees and consultants, as well as with customers and third parties with whom we have strategic relationships. We cannot ensure that these agreements will be effective in controlling access to and distribution of our products, services and proprietary information. These agreements also do not prevent our competitors from independently developing technologies that are substantially equivalent or superior to our solutions. Litigation may be necessary to enforce our intellectual property rights and protect our trade secrets. Litigation, whether successful or unsuccessful, could result in substantial costs and diversion of management resources, either of which could seriously harm our business.

Our results of operations may be adversely affected if we are subject to a protracted infringement claim or one that results in a significant damage award.

From time to time, we receive claims that our products, services offerings or business infringe or misappropriate the intellectual property rights of third parties, and we have in the past, and may continue in the future, to assert claims of infringement against third parties on such bases, such as the lawsuit we settled with Versata Software, Inc., Versata Development Group, Inc. and Versata, Inc. in November 2014. Our competitors or other third parties may also challenge the validity or scope of our intellectual property rights. For more information, see "Item 3. Legal Proceedings" of our Annual Report on Form 10-K incorporated by reference herein. We believe that claims of infringement are likely to increase as the functionalities of our solutions expand and we introduce new solutions, including technology acquired or licensed from third parties. Any infringement claim, whether offensive or defensive, could:

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    require costly litigation to resolve;

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    absorb significant management time;

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    cause us to enter into unfavorable royalty or license agreements;

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    require us to discontinue the sale of, or materially modify, all or a portion of our products or services;

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    require us to indemnify our customers or third-party service providers; and

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    require us to expend additional development resources to redesign our products or services.

Inclusion of open source software in our products may expose us to liability or require release of our source code.

We currently use open source software in our products and may use more in the future. We could be subject to suits by parties claiming ownership of what we believe to be open source software that has been incorporated into our products. In addition, some open source software is provided under licenses which require that proprietary software, when combined in specific ways with open source software, become subject to the open source license and thus freely available. While we take steps to minimize the risk that our products, when incorporated with open source software, would become subject to such provisions, few courts have interpreted open source licenses. As a result, the enforcement of these licenses is unclear. If our products became subject to open source licenses, our ability to continue commercializing our solutions, along with our operating results, would be materially and adversely affected.

Sales to customers in international markets pose risks and challenges for which we may not achieve the expected results.

We continue to invest substantial time and resources to grow our international operations. If we fail to do so successfully, our business and operating results could be seriously harmed. Such expansion may require substantial financial resources and management attention. International operations involve a variety of risks, particularly:

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    greater difficulty in supporting and localizing our solutions;

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    complying with numerous regulatory requirements, taxes, trade and export laws and tariffs that may conflict or change unexpectedly, including labor, tax, privacy and data protection;

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    using international resellers and complying with anti-bribery and anti-corruption laws;

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    greater difficulty in establishing, staffing and managing foreign operations;

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    greater difficulty in maintaining acceptable quality standards in support, product development and professional services by our international third-party service providers;

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    differing abilities to protect our intellectual property rights; and

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    possible political and economic instability.

We may be affected by fluctuations in currency exchange rates.

We are potentially exposed to adverse movements in currency exchange rates. Although most of our revenue and expenses occur in U.S. Dollars, some occur in local currencies and the amounts occurring in local currencies may increase as we expand our international operations. An increase in the value of the U.S. Dollar could increase the real cost to our customers of our products in those markets outside the U.S., and a weakened U.S. Dollar could increase the cost of our expenses, as well as overseas capital expenditures. Therefore, fluctuations in the exchange rate of foreign currencies may have a negative impact on our revenue and operating activities.

Our services revenue produces substantially lower gross margins than our recurring revenue, and periodic variations in the proportional relationship between services revenue and higher margin recurring revenue may harm our overall gross margins.

Our services revenue, which includes fees for consulting, implementation and training, represented 24% of our revenue in 2015 and 21% of our revenue for the six months ended June 30, 2016. Our services revenue has a substantially lower gross margin than our recurring revenue.

The percentage of total revenue represented by services revenue has varied significantly from period to period principally because the number of new recurring revenue customers varies from quarter to quarter.

Deployment of solutions may require substantial technical implementation and support by us or third-party service providers. We may lose sales opportunities and our business may be harmed if we do not meet these implementation and support requirements, which may cause a decline in revenue and an increase in our expenses.

We deploy solutions, such as large enterprise-wide deployments, that require a substantial degree of technical and logistical expertise, personnel commitments, and mutual cooperation to achieve milestone and other commitments by both us and our customers. It may be difficult for us to manage these deployments, including the timely allocation of personnel and resources by us and our customers. Failure to successfully manage the process could harm our reputation, both generally and with specific customers, harming our sales and causing customer disputes, which could adversely affect our revenue and increase our technical support and litigation costs. If actual remediation services exceed our accrued estimates, we could be required to take additional charges, which could be material.

We engage third-party partners, systems integrators and software vendors to provide customer referrals, cooperate with us in the design, sales and marketing of our solutions, provide insights into market demands, and provide our customers with systems implementation services or overall program management. In some cases, we may not have formal agreements governing such relationships, and the agreements we do have generally do not include specific obligations with respect to exclusivity, generating sales opportunities or cooperating on future business.

From time to time, we also consider new or unusual strategic relationships, which can pose additional risks. For example, while reseller arrangements offer the advantage of leveraging larger sales organizations than our own to sell our products, they also require considerable time and effort on our part to train and support the reseller's personnel, and require the reseller to properly motivate and incentivize its sales force. Also, if we enter into an exclusive reseller arrangement, the exclusivity may prevent us from pursuing the applicable market ourselves, and if the reseller is not successful in the particular location, our results of operations may be adversely affected.

Should any of these third-parties go out of business, perform unsatisfactory services or choose not to work with us, we may be forced to develop new capabilities internally, which may cause significant delays and expense, thereby adversely affecting our operating results. These third-party providers may offer products of other companies, including products competitive with ours. If we do not successfully or efficiently establish, maintain and expand our relationships with influential market participants, we could lose sales and service opportunities, which would adversely affect our results of operations.

Our credit agreement contains restrictive covenants and financial covenants that may limit our operational flexibility. Furthermore, if we default on our obligations under the credit agreement, our operations may be interrupted and our business and financial results could be adversely affected.

In May 2014, we entered into a credit agreement with Wells Fargo Bank, National Association ("Wells Fargo"), under which Wells Fargo agreed to provide a revolving loan ("Revolver") to us in an amount not to exceed $10.0 million, which was increased to $15.0 million in September 2014. We may draw upon the Revolver to finance our operations or for other corporate purposes. The Revolver contains a number of restrictive covenants, and its terms may restrict our current and future operations, including:

    •
    our flexibility to plan for, or react to, changes in our business and industry conditions;

    •
    our ability to use our cash flows, or obtain additional financing, for future working capital, capital expenditures, acquisitions or other general corporate purposes;

    •
    place us at a competitive disadvantage compared to our less leveraged competitors; and

    •
    increase our vulnerability to the impact of adverse economic and industry conditions.

In addition, if we fail to comply with the covenants or payment obligations specified in the Revolver, we may trigger an event of default and Wells Fargo would have the right to: (i) terminate its commitment to provide additional loans under the Revolver, and (ii) declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be immediately due and payable. In addition, Wells Fargo would have the right to proceed against the Revolver collateral, which consists of substantially all of our assets. If the debt under the Revolver were to be accelerated we may not have sufficient cash or be able to sell sufficient collateral to repay this debt, which would have an immediate material adverse effect on our business, results of operations and financial condition.

Changes in the terms of our current or future indebtedness or assessments of our creditworthiness may adversely affect our financial condition and results of operations.

We cannot provide assurances that additional borrowing capacity will be available under the Revolver, including whether future indebtedness will be obtainable on favorable terms. As a result, in the future, we may be subject to higher interest rates and our interest expense may increase, which may have an adverse effect on our financial results. Furthermore, any future assessments by any rating agency of our creditworthiness could negatively affect the value of both our debt and equity securities and increase the interest amounts we pay on outstanding or future debt. These risks could adversely affect our financial condition and results.

Our solutions have unpredictable sales cycles, making it difficult to plan our expenses and forecast our results.

It is difficult to determine how long the sales cycles for our solutions will be, thereby making it difficult to predict the quarter in which a particular sale will close and to plan expenditures accordingly. Moreover, to the extent that sales are completed in the final two weeks of a quarter, the impact of recurring revenue transactions is typically not reflected in our financial statements until subsequent quarters. The period between our initial contact with a potential customer and ultimate sale of our solutions is relatively long due to several factors, which may include:

    •
    the complex nature of some of our products;

    •
    the need to educate potential customers about the uses and benefits of our solutions;

    •
    budget cycles of our potential customers that affect the timing of purchases;

    •
    the expiration date of existing point solutions that we seek to replace;

    •
    customer requirements for competitive evaluation and often lengthy internal approval processes and protracted contract negotiations (particularly of large organizations) before purchasing our solutions; and

    •
    potential delays of purchases due to announcements or planned introductions of new solutions by us or our competitors.

The length and unpredictability of our sales cycle make it difficult for us to project revenues and plan for levels of expenditures to support our solutions appropriately. If we do not manage our sales cycle successfully, we may misallocate resources and our financial results may be harmed.

Our latest product features and functionality may require existing on-premise license customers to migrate to our SaaS solutions. Moreover, we may choose or be compelled to discontinue maintenance support for older versions of our software products, forcing our on-premise customers to upgrade their software in order to continue receiving maintenance support. If existing on-premise license customers fail to migrate or delay migration to our on-demand solution, our revenue may be harmed.

We continue to promote our on-demand product offerings to existing customers who currently have on-premise perpetual and term licenses. Customers with on-premise licenses may need to migrate to our on-demand solutions to take full advantage of the features and functionality in those solutions. For example, in April 2016, we stopped offering perpetual licenses for our commissions product. We expect to periodically terminate maintenance support on older versions of our on-premise products for various reasons including, without limitation, termination of support by third-party software vendors whose products complement ours or upon which we are dependent. Regardless of the reason, a migration is likely to involve additional cost, which our customers may delay or decline to incur. If a sufficient number of customers do not migrate to our on-demand product offerings, our continued maintenance support opportunities and our ability to sell additional products to these customers, and as a result, our revenue and operating income, may be harmed.

Risks Related to Our Stock and This Offering

Our stock price is likely to remain volatile.

The trading price of our common stock has in the past, and may in the future, be subject to wide fluctuations in response to many factors, including those described in this section. The volume of trading in our common stock is limited, which may increase volatility. Investors should consider an investment in our common stock as risky and should purchase our common stock only if they can withstand significant losses. Other factors that affect the volatility of our stock include:

    •
    our actual and anticipated operating performance and the performance of other similar companies;

    •
    actual and anticipated fluctuations in our financial results;

    •
    failure of securities analysts to maintain coverage of us;

    •
    ratings changes by any securities analysts who follow us;

    •
    failure to meet our projected results or the published operating estimates or expectations of securities analysts and investors;

    •
    failure to achieve revenue or earnings expectations;

    •
    price and volume fluctuations in the overall stock market, including as a result of trends in the global economy;

    •
    significant sales by existing investors, coupled with limited trading volume for our stock;

    •
    announcements by us or our competitors of significant contracts, results of operations, projections, or new technologies;

    •
    lawsuits threatened or filed against us;

    •
    adverse publicity;

    •
    acquisitions, commercial relationships, joint-ventures or capital commitments;

    •
    changes in our management team or board of directors;

    •
    publication of research reports, particularly those that are inaccurate or unfavorable, about us or our industry by securities analysts; and

    •
    other events or factors, including those resulting from war, incidents or terrorism or responses to these events.

Additionally, some companies with volatile market prices for their securities have been the subject of securities class action lawsuits. Any such suit could have a material adverse effect on our business, results of operations, financial condition and price of our common stock.

Future sales of substantial amounts of our common stock, including securities convertible into or exchangeable for shares of our common stock could cause our stock price to fall.

We may issue additional shares of our common stock, including securities convertible into or exchangeable for, or that represent the right to receive, shares of our common stock. Such issuances will dilute the ownership interest of our stockholders and could adversely affect the market price of our common stock. We cannot predict the effect that future sales of shares of our common stock or other equity-related securities would have on the market price of our common stock. In addition, sales by existing stockholders of a large number of shares of our common stock in the public trading market (or in private transactions), including sales by our executive officers, directors or institutional investors, or the perception that such additional sales could occur, could cause the market price of our common stock to drop. We have stock options and restricted stock units outstanding for shares of our common stock. Our stockholders may incur dilution upon exercise of an outstanding stock option or vesting of outstanding restricted stock units.

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. Consequently, stockholders must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

Provisions in our charter documents and Delaware law may delay or prevent an acquisition of our company.

Our certificate of incorporation and bylaws contain provisions that could make it harder for a third-party to acquire us without the consent of our board of directors. For example, if a potential acquirer were to make a hostile bid for us, the acquirer would not be able to call a special meeting of stockholders to remove our board of directors or act by written consent without a meeting. In addition, our board of directors has staggered terms, which means that replacing a majority of our directors would require at least two annual meetings. A potential acquirer would also be required to provide advance notice of its proposal to replace directors at any annual meeting, and would not be able to accumulate votes at a meeting, which would require such potential acquirer to hold more shares to gain representation on the board of directors than if cumulative voting were permitted. Furthermore, Section 203 of the Delaware General Corporation Law limits business combination transactions with 15% stockholders that have not been approved by the board of directors. All of these factors make it more difficult for a third-party to acquire us without negotiation. These provisions may apply even if the offer may be considered beneficial by some stockholders. Our board of directors could choose not to negotiate with a potential acquirer that it does not believe is in our strategic interests. If a potential acquirer is discouraged from offering to acquire us or prevented from successfully completing a hostile acquisition by these or other measures, under some circumstances, the market price of our common stock could be reduced.

We may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a return.

The net proceeds from the sale of shares of our common stock in this offering may be used for working capital and other general corporate purposes. However, we do not currently have any specific planned uses of the net proceeds. Our management will have a broad range of discretion in the application and use of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Until the net proceeds are used, they may be placed in investments that do not produce significant income or that may lose value.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated into this prospectus by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to our future plans, objectives, expectations, intentions and financial performance and the assumptions that underlie these statements. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "may," "will," and similar expressions and the negatives thereof identify forward-looking statements, which generally are not historical in nature. These forward-looking statements include, but are not limited to, statements concerning the following: our expected uses of the net proceeds from this offering, levels of revenue, changes in and expectations with respect to revenue, revenue growth and gross margins, anticipated growth and growth strategies, the impact of competition, our ability to sell products, future operating expense levels, future operating results, the impact of quarterly fluctuations of revenue and operating results, staffing and expense levels, expected cash and investment balances and the impact of foreign exchange rate fluctuations. As and when made, management believes that these forward-looking statements are reasonable. We discuss these risks in greater detail in "Risk Factors" and elsewhere in this prospectus and the documents incorporated into this prospectus by reference. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made and may be based on assumptions that do not prove to be accurate. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections.

Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to review any additional disclosures we make in the documents we subsequently file with the SEC that are incorporated by reference in this prospectus. See "Where You Can Find Additional Information."

INDUSTRY DATA REPORTS

This prospectus contains information concerning our industry and the markets in which we operate that is based on information from various sources, including IDC and Gartner Inc. Where information in the text of the prospectus is contained in independent industry publications, it is identified with a superscript number. The source of, and selected additional information contained in, the independent industry publications related to the information so identified are provided below:

  (1)
  IDC, "IDC: The Marketing Software Revolution: Strategies for Buyers and Sellers" Web Conference, cited in Forbes, "IDC Predicts CMOs Will Drive $32.3B In Marketing Technology Spending By 2018", Louis Columbus, January 17, 2015.

  (2)
  MarketsandMarkets, "Learning Management Systems (LMS) Market Products (Content Management, Student Management, Performance Management, Collaboration, Administration), by Users (K-12, Higher Education, Corporate) — Worldwide Market Forecasts and Analysis 2013-2018"; and "Customer Experience Management Market (VOC Analytics, Feedback Management, Web Analytics, Text Analytics, Speech Analytics) — Advanced Technologies, Touch Points, Adoption Trends, Market Size & Forecasts (2014-2019)".

  (3)
  Gartner Inc., "Magic Quadrant for Sales Performance Management", Tad Travis, January 21, 2016.

    Gartner, Inc. ("Gartner") does not endorse any vendor, product or service depicted in its research publications, and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner research publications consist of the opinions of Gartner's research organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.

    The Gartner report described herein (the "Gartner Report") represents data, research opinion or viewpoints published as part of a syndicated subscription service by Gartner, and is not a representation of fact. The Gartner Report speaks as of its original publication date (and not as of the date of this filing) and the opinions expressed in the Gartner Report are subject to change without notice.

 USE OF PROCEEDS

We estimate that the net proceeds from the sale of the common stock in this offering will be approximately $72,142,800, or $83,016,720 if the underwriters exercise in full their option to purchase additional shares, assuming a public offering price of $19.28 per share (the last reported sale price of our common stock on The NASDAQ Global Market on September 12, 2016) and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for working capital and other general corporate purposes. However, we do not currently have any specific planned uses of the net proceeds. We may acquire or invest in other companies, products or technologies in the future, although we presently have no agreements, commitments, or understandings with respect to any such acquisitions or investments.

Pending their application, we intend to invest the net proceeds in investment-grade, interest-bearing securities such as money market funds, certificates of deposit, or direct or guaranteed obligations of the U.S. Government, or hold as cash. We cannot predict whether the proceeds invested will yield a favorable return. Our management will have broad discretion in the application of the net proceeds we receive from this offering, and investors will be relying on the judgment of our management regarding such application.

 PRICE RANGE OF COMMON STOCK

Our common stock trades on The NASDAQ Global Market under the symbol "CALD." The following table presents, for the periods indicated, the high and low intra-day sales prices per share of our common stock as reported on NASDAQ.

Period	High	Low
Fiscal Year Ended December 31, 2014:
First Quarter	$15.50	$10.99
Second Quarter	12.84	9.15
Third Quarter	12.61	10.41
Fourth Quarter	17.31	11.28
Fiscal Year Ended December 31, 2015:
First Quarter	$16.95	$12.46
Second Quarter	16.44	12.26
Third Quarter	18.91	14.25
Fourth Quarter	21.64	16.10
Fiscal Year Ending December 31, 2016:
First Quarter	$18.31	$11.48
Second Quarter	20.88	15.52
Third Quarter (through September 12, 2016)	21.44	17.25

On September 12, 2016, the last reported sale price for our common stock on NASDAQ was $19.28 per share. As of September 12, 2016, there were approximately 21 holders of record of our common stock. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers, banks and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. In addition, the terms of our Revolver contain restrictions on our ability to pay dividends. Any further determination to pay dividends on our capital stock will be at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors considers relevant.

 CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2016:

    •
    on an actual basis; and

    •
    on an as adjusted basis to give effect to the completion of this offering of 4,000,000 shares of common stock at an assumed public offering price of $19.28 per share (the last reported sale price of our common stock on The NASDAQ Global Market on September 12, 2016), after deducting the estimated underwriting discounts and commissions and offering expenses payable by us.

	As of June 30, 2016
	Actual	As Adjusted
	(In thousands, except share and per share amounts)
Cash and cash equivalents	$74,331	$146,474

Stockholders' equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 59,422,366 shares issued and 57,083,569 shares outstanding, actual; 63,422,366 shares issued and 61,083,569 shares outstanding, as adjusted	57	61
Additional paid-in capital	442,980	515,119
Treasury stock, 2,338,797 shares	(14,430)	(14,430)
Accumulated other comprehensive income	(3,211)	(3,211)

Accumulated deficit	(294,088)	(294,088)

Total stockholders' equity	131,308	203,451

Total capitalization	$131,308	$203,451

The common stock shown in the table above excludes approximately:

    •
    396,342 shares of our common stock issuable upon exercise of options outstanding as of June 30, 2016, having a weighted-average exercise price of $6.64 per share;

    •
    3,796,481 shares of our common stock subject to RSUs outstanding as of June 30, 2016;

    •
    101,435 shares of our common stock subject to RSUs granted between July 1, 2016 and September 12, 2016;

    •
    6,563,465 shares of our common stock reserved for issuance under our Employee Stock Purchase Plan as of June 30, 2016; and

    •
    2,773,437 shares of our common stock reserved for issuance under our 2013 Stock Incentive Plan as of June 30, 2016.

 MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
TO NON-U.S. HOLDERS OF OUR COMMON STOCK

The following summary describes the material U.S. federal income tax consequences of the ownership and disposition of our common stock acquired in this offering by Non-U.S. Holders (as defined below). This discussion does not address all aspects of U.S. federal income taxes, does not address the net investment income tax or alternative minimum tax, and does not deal with state, local or non-U.S. tax consequences that may be relevant to Non-U.S. Holders in light of their particular circumstances, nor does it address U.S. federal estate and gift tax consequences except to the limited extent provided below. Special rules different from those described below may apply to certain Non-U.S. Holders that are subject to special treatment under the Internal Revenue Code of 1986, as amended (the "Code") such as financial institutions, insurance companies, tax-exempt organizations, broker-dealers and traders in securities, persons who acquired our common stock as compensation for (or otherwise in connection with) the performance of services, certain former U.S. citizens and long-term residents, "controlled foreign corporations," "passive foreign investment companies," corporations that accumulate earnings to avoid U.S. federal income tax, persons that hold our common stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or integrated investment or other risk reduction strategy, investors who own 5% or more of our stock (except to the limited extent set forth below), partnerships and other pass-through entities, and investors in such partnerships or pass-through entities (regardless of their places of organization or formation). Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

The discussion below is based upon the provisions of the Code and Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the U.S. Internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. This discussion assumes that the Non-U.S. Holder holds our common stock as a "capital asset" within the meaning of Section 1221 of the Code (generally, property held for investment).

Persons considering the purchase of our common stock pursuant to this offering should consult their own tax advisors concerning the U.S. federal income tax consequences of acquiring, owning and disposing of our common stock in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction, including any state, local or non-U.S. tax consequences or any U.S. federal non-income tax consequences.

For the purposes of this discussion, a "Non-U.S. Holder" is, for U.S. federal income tax purposes, a beneficial owner of common stock that is neither a U.S. Holder nor a partnership (or any other entity or arrangement that is treated as a partnership) for U.S. federal income tax purposes. A "U.S. Holder" means a beneficial owner of our common stock that is for U.S. federal income tax purposes (a) an individual who is a citizen or resident of the United States, (b) a corporation or other entity treated as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (d) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. If you are an individual, you may be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being either (i) lawfully admitted as a U.S. permanent resident, or (ii) present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For these purposes, all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted.

Distributions

Subject to the discussion below, distributions, if any, made on our common stock to a Non-U.S. Holder of our common stock to the extent made out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) generally will constitute dividends for U.S. tax purposes and will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide us or our paying agent with a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E, or appropriate substitute or successor form, certifying the Non-U.S. Holder's entitlement to benefits under that treaty. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder's behalf, the holder will be required to provide appropriate documentation to such agent. The holder's agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you should consult with your own tax advisor to determine if you are able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

We generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that such holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us or our paying agent. In general, such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional "branch profits tax," which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder's effectively connected earnings and profits, subject to certain adjustments.

To the extent distributions on our common stock, if any, exceed our current and accumulated earnings and profits, they will first reduce your adjusted basis in our common stock as a non-taxable return of capital, but not below zero, and then any excess will be treated as gain realized from a sale or other disposition of our common stock as described in the next section.

Gain on Disposition of Our Common Stock

Subject to the discussion below regarding backup withholding and foreign account tax compliance, a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of our common stock unless (a) the gain is effectively connected with a trade or business of such holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that such holder maintains in the United States), (b) the Non-U.S. Holder is a nonresident alien individual and is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (c) we are or have been a "United States real property holding corporation" within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such holder's holding period.

If you are a Non-U.S. Holder described in (a) above, you will be required to pay tax on the net gain derived from the sale at regular graduated U.S. federal income tax rates and corporate Non-U.S.

Holders described in (a) above may be subject to the additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you are an individual Non-U.S. Holder described in (b) above, you will be required to pay a flat 30% tax on the gain derived from the sale, or such reduced rate as is specified by an applicable income tax treaty, which gain may be offset by certain U.S. source capital losses (even though you are not considered a resident of the United States).

With respect to (c) above, in general, we would be a United States real property holding corporation if interests in U.S. real estate comprised (by fair market value) at least half of our business assets. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation; however, there can be no assurance that we will not become a United States real property holding corporation in the future. Even if we are treated as a United States real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as (1) the Non-U.S. Holder owned, directly, indirectly and constructively, no more than five percent of our common stock at all times within the shorter of (i) the five-year period preceding the disposition or (ii) the holder's holding period and (2) our common stock is regularly traded on an established securities market. There can be no assurance that our common stock will continue to qualify as regularly traded on an established securities market.

U.S. Federal Estate Tax

The estates of nonresident alien individuals generally are subject to U.S. federal estate tax on property with a U.S. situs. Because we are a U.S. corporation, our common stock will be U.S. situs property and therefore will be included in the taxable estate of a nonresident alien decedent, unless an applicable estate tax treaty between the United States and the decedent's country of residence provides otherwise.

Information Reporting Requirements and Backup Withholding

Generally, we or certain financial intermediaries must report information to the IRS with respect to any dividends we pay on our common stock including the amount of such dividends, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder to whom any such dividends are paid. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

Dividends paid to a Non-U.S. Holder may also be subject to U.S. backup withholding. The backup withholding rate is currently 28%. U.S. backup withholding generally will not apply to a Non-U.S. Holder who provides an applicable, properly executed IRS Form W-8 or otherwise establishes an exemption (unless we or the applicable payor have actual knowledge, or reason to know, that the holder is, in fact, a U.S. person).

Under current U.S. federal income tax law, U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our common stock effected by or through a U.S. office of any broker, U.S. or non-U.S., unless the holder provides an applicable, properly executed IRS Form W-8 or otherwise meets documentary evidence requirements for establishing Non-U.S. Holder status (and the broker does not have actual knowledge, or reason to know, that the holder is, in fact, a U.S. person) or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. For information reporting purposes, however, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder of common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder and may entitle the holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance Act (FATCA)

Under the legislation known as the Foreign Account Tax Compliance Act ("FATCA"), U.S. federal withholding tax of 30% generally will apply on dividends and the gross proceeds of a disposition of our common stock paid to a foreign financial institution (as specifically defined by applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). This U.S. federal withholding tax of 30% will also apply on dividends and the gross proceeds of a disposition of our common stock paid to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding direct and indirect U.S. owners of the entity, in either case on Form W-8BEN-E. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. Holders are encouraged to consult with their own tax advisors regarding the possible implications of the legislation on their investment in our common stock.

These withholding requirements apply to payments of gross proceeds from a sale or other disposition of our common stock if such disposition occurs on or after January 1, 2019 and to payments of dividends on our common stock regardless of the date of payment.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW, AS WELL AS TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, NON-U.S. OR U.S. FEDERAL NON-INCOME TAX LAWS.

UNDERWRITING

Piper Jaffray & Co. and Credit Suisse Securities (USA) LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of our common stock set forth opposite its name below.

Underwriter	Number of Shares
Piper Jaffray & Co.
Credit Suisse Securities (USA) LLC
Roth Capital Partners, LLC
Craig-Hallum Capital Group LLC
B. Riley & Co., LLC

Total	4,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters against certain liabilities, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Discounts and Commissions

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession of $         per share. After the initial offering, the public offering price, concession or any other term of this offering may be changed. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The following table shows the public offering price, underwriting discounts and commissions and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discounts and commissions	$	$	$
Proceeds, before expenses, to us	$	$	$

The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' option to purchase additional shares described below. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 600,000 additional shares of our common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the table above.

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $         .

Our common stock is listed on The NASDAQ Global Market under the trading symbol "CALD."

No Sales of Similar Securities

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 (the "Securities Act") relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Piper Jaffray & Co. and Credit Suisse Securities (USA) LLC for a period of 60 days after the date of this prospectus except grants of employee stock options, restricted stock or restricted stock units pursuant to the terms of a plan in effect on the date of this prospectus, issuances of securities pursuant to the exercise of such options, or the exercise or vesting of any other employee stock options, restricted stock or restricted stock units outstanding on the date of this prospectus.

Our executive officers and directors have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Piper Jaffray & Co. and Credit Suisse Securities (USA) LLC for a period of 60 days after the date of this prospectus. These restrictions are subject to certain exceptions, including:

    •
    the sale of common stock or securities convertible into common stock or exercisable for common stock under a trading plan pursuant to Rule 10b5-1 of the Exchange Act that is existing as of the date of this prospectus, provided that to the extent a filing under the Exchange Act is required by law and is made in connection with any such sales during the period of 60 days after the date of this prospectus, such filing shall state that such sales have been executed under a 10b5-1 plan, and shall also state the date such trading plan was adopted;

    •
    the modification, amendment or termination of (in each case, in accordance with the 10b5-1 plan and our internal policies), a 10b5-1 plan in existence as of the date of this prospectus; provided that to the extent a public announcement or filing under the Exchange Act regarding such modification, amendment or termination shall be required by law by any officer or director party to such 10b5-1 plan or us, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the period of 60 days after the date of this prospectus, and provided further that sales under such modified or amended plan do not occur until after the expiration of the period of 60 days after the date of this prospectus; and

    •
    transfers of common stock or any security convertible into common stock to us, or withholding of common stock or any security convertible into common stock by us, solely to satisfy tax withholding obligations in connection with the vesting or settlement of equity awards granted pursuant to an employee benefit plan or arrangement disclosed in this prospectus; provided that any public filing, report or announcement required by law of such sale or transfer shall disclose that the transfer was for the purpose of covering such taxes.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing shares of our common stock. However, the representatives may engage in transactions that stabilize the price of our common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with this offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares. "Naked" short sales are sales in excess of the option to purchase additional shares. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of our common stock made by the underwriters in the open market prior to the closing of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on The NASDAQ Global Market, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, one or more of the underwriters may facilitate Internet distribution for this offering to certain of their Internet subscription customers. Any such underwriter may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet websites maintained by any such underwriter. Other than the prospectus in electronic format, the information on the websites of any such underwriter is not part of this prospectus.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer to the public" in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Canada

The shares of our common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of our common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The shares common of common stock may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to common shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common shares may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  (a)
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  (b)
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the common shares pursuant to an offer made under Section 275 of the SFA except:

  (a)
  to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

  (b)
  where no consideration is or will be given for the transfer; or

  (c)
  where the transfer is by operation of law.

Switzerland

The shares of common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the "SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the common shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, or the shares of common have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares of common stock will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares of common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of shares of common stock.

United Arab Emirates

This offering has not been approved or licensed by the Central Bank of the United Arab Emirates (the "UAE"), Securities and Commodities Authority of the UAE and/or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai Financial Services Authority ("DFSA"), a regulatory authority of the Dubai International Financial Centre ("DIFC"). The offering does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No 8 of 1984 (as amended), DFSA Offered Securities Rules and NASDAQ Dubai Listing Rules, accordingly, or otherwise. The shares of common stock may not be offered to the public in the UAE and/or any of the free zones.

The shares of common stock may be offered and issued only to a limited number of investors in the UAE or any of its free zones who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission ("ASIC'), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act"), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the "Exempt Investors") who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, "Japanese Person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

France

This prospectus (including any amendment, supplement or replacement thereto) is not being distributed in the context of a public offering in France within the meaning of Article L. 411-1 of the French Monetary and Financial Code (Code monétaire et financier).

This prospectus has not been and will not be submitted to the French Autorité des marchés financiers (the "AMF") for approval in France and accordingly may not and will not be distributed to the public in France.

Pursuant to Article 211-3 of the AMF General Regulation, French residents are hereby informed that:

  1. the transaction does not require a prospectus to be submitted for approval to the AMF;

  2. persons or entities referred to in Point 2°, Section II of Article L.411-2 of the Monetary and Financial Code may take part in the transaction solely for their own account, as provided in Articles D. 411-1, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the Monetary and Financial Code; and

  3. the financial instruments thus acquired cannot be distributed directly or indirectly to the public otherwise than in accordance with Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the Monetary and Financial Code.

This prospectus is not to be further distributed or reproduced (in whole or in part) in France by the recipients of this prospectus. This prospectus has been distributed on the understanding that such recipients will only participate in the issue or sale of our common stock for their own account and undertake not to transfer, directly or indirectly, our common stock to the public in France, other than in compliance with all applicable laws and regulations and in particular with Articles L. 411-1 and L. 411-2 of the French Monetary and Financial Code.

 LEGAL MATTERS

Certain legal matters relating to the offering have been passed upon by Fenwick & West LLP, Mountain View, California. Davis Polk & Wardwell LLP, Menlo Park, California is acting as counsel to the underwriters.

EXPERTS

The consolidated financial statements of Callidus Software Inc. and subsidiaries as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2015, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

We "incorporate by reference" certain documents we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and any information contained in this prospectus or in any document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or free writing prospectus provided to you in connection with this offering, or in any other document we subsequently file with the SEC that also is incorporated by reference in this prospectus, modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus.

The following documents filed with the SEC are hereby incorporated by reference in this prospectus:

    •
    our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on February 25, 2016, including portions of our proxy statement for our 2016 Annual Meeting of Stockholders held on June 8, 2016 to the extent incorporated by reference into such Annual Report on Form 10-K;

    •
    Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, filed with the SEC on May 4, 2016 and August 8, 2016, respectively; and

    •
    the description of our common stock as set forth in our registration statement on Form 8-A (File No. 000-50463), filed with the SEC on November 10, 2003, pursuant to Section 12(b) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such reports and other documents.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have "furnished" or may in the future "furnish" to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits have been specifically incorporated by reference thereto. Requests for such copies should be directed to our Investor Relations department, at the following address:

Callidus Software Inc.
4140 Dublin Boulevard, Suite 400
Dublin, CA 94568
(925) 251-2200

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any documents we file at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants like us that file electronically with the SEC. The address of the site is www.sec.gov.

Our Internet address is www.calliduscloud.com. We make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, and amendments to those reports filed or furnished pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Any internet addresses provided in this prospectus are for information only and are not intended to be hyperlinks.

This prospectus constitutes a part of a registration statement we filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the shares of our common stock, reference is hereby made to the registration statement. The registration statement may be inspected at the public reference facilities maintained by the SEC at the address set forth above. Statements contained herein concerning any document filed as an exhibit are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement. Each such statement is qualified in its entirety by such reference.

4,000,000 Shares
CALLIDUS SOFTWARE INC.
Common Stock

PROSPECTUS

Piper Jaffray	Credit Suisse
Roth Capital Partners
Craig-Hallum	B. Riley

                      , 2016

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses, other than any underwriting discounts and commission, payable by us in connection with the offering of the securities being registered.

	Amount to be Paid
SEC registration fee		$(1)
Printing fees	$25,000
Accounting fees and expenses	$125,000
Legal fees and expenses	$135,000
Transfer agent fees	$10,000
Miscellaneous fees and expenses	$55,000

Total	$350,000	(2)

(1)
In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, we are deferring payment of the registration fee for the securities offered.

(2)
Does not include the SEC registration fee which is being deferred.

Item 15.    Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award or the Board of Directors of a corporation to grant indemnity to directors and officers in terms sufficiently broad to permit indemnification (including reimbursement of expenses incurred) under certain circumstances for liabilities arising under the Securities Act and the certificate of incorporation of the Registrant provides for such indemnification to the fullest extent permitted by law.

As permitted by the Delaware General Corporation Law, the certificate of incorporation of the Registrant contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, to the fullest extent permitted by law.

In addition, the Registrant has entered, and intends to continue to enter, into indemnification agreements with each of its current directors and executive officers to provide them with additional contractual assurances regarding the scope of the indemnification set forth in the Registrant's certificate of incorporation and to provide additional procedural protections. Reference is also made to the underwriting agreement filed as Exhibit 1.1 to this registration statement, which provides for the indemnification of executive officers, directors and controlling persons of the Registrant against certain liabilities. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

The Registrant currently carries liability insurance for its directors and officers.

The indemnification provision in the Registrant's certificate of incorporation and the indemnification agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant's directors and officers for liabilities arising under the Securities Act.

See also the undertakings set out in response to Item 17 herein.

Item 16.    Exhibits

The following exhibits are included herein or incorporated herein by reference.

Incorporated by reference herein
Exhibit Number					Filed Herewith
		Description of Exhibit	From	Date
1.1	*	Form of Underwriting Agreement.
3.1		Amended and Restated Certificate of Incorporation.	Registration Statement on Form S-1, as amended (File No. 333-109059)	September 23, 2003
3.2		Second Amended and Restated Bylaws.	Quarterly Report on Form 10-Q (File No. 001-50463)	November 5, 2010
4.1		Specimen Stock Certificate.	Registration Statement on Form S-1, as amended (File No. 333-109059)	November 7, 2003
5.1		Opinion of Fenwick & West LLP.			X
23.1		Consent of KPMG LLP, Independent Registered Public Accounting Firm.			X
23.2		Consent of Fenwick & West LLP (included in Exhibit 5.1).			X
24.1		Power of Attorney (incorporated by reference to the signature page of this Registration Statement).			X

*
To be filed by amendment or as an exhibit to a document to be incorporated by reference.

Item 17.   Undertakings

(a)  The undersigned Registrant hereby undertakes:

  1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    i.
    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    ii.
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    iii.
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

  2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  4. For purposes of determining any liability under the Securities Act of 1933:

    i.
    The information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (b)(4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    ii.
    Each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  5. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

    i.
    Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement;

    ii.
    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

    iii.
    Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

  6. That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    i.
    Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

    ii.
    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

    iii.
    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

    iv.
    Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dublin, California, on the 13th day of September, 2016.

Callidus Software Inc.
By:	/s/ BOB L. COREY Bob L. Corey Executive Vice President, Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Leslie J. Stretch and Bob L. Corey, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and any subsequent registration statements pursuant to Rule 462 of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ LESLIE J. STRETCH Leslie J. Stretch	President, Chief Executive Officer and Director (Principal Executive Officer)	September 13, 2016
/s/ BOB L. COREY Bob L. Corey	Executive Vice President, Chief Financial Officer (Principal Financial Officer, Principal Accounting Officer)	September 13, 2016
/s/ CHARLES M. BOESENBERG Charles M. Boesenberg	Chairman	September 13, 2016
/s/ MICHELE VION CHOKA Michele Vion Choka	Director	September 13, 2016

Signature	Title	Date

/s/ MARK A. CULHANE Mark A. Culhane	Director	September 13, 2016
/s/ KEVIN M. KLAUSMEYER Kevin M. Klausmeyer	Director	September 13, 2016
/s/ MURRAY D. RODE Murray D. Rode	Director	September 13, 2016
/s/ JAMES D. WHITE James D. White	Director	September 13, 2016

EXHIBIT INDEX

Incorporated by reference herein
Exhibit Number					Filed Herewith
		Description of Exhibit	From	Date
1.1	*	Form of Underwriting Agreement.
3.1		Amended and Restated Certificate of Incorporation.	Registration Statement on Form S-1, as amended (File No. 333-109059)	September 23, 2003
3.2		Second Amended and Restated Bylaws.	Quarterly Report on Form 10-Q (File No. 001-50463)	November 5, 2010
4.1		Specimen Stock Certificate.	Registration Statement on Form S-1, as amended (File No. 333-109059)	November 7, 2003
5.1		Opinion of Fenwick & West LLP.			X
23.1		Consent of KPMG LLP, Independent Registered Public Accounting Firm.			X
23.2		Consent of Fenwick & West LLP (included in Exhibit 5.1).			X
24.1		Power of Attorney (incorporated by reference to the signature page of this Registration Statement).			X

*
To be filed by amendment or as an exhibit to a document to be incorporated by reference.